AMERCO

DIVIDEND POLICY

(adopted as of October 24, 2022)

Dividend Policy

  Series N Non-Voting Common Stock:  Unless the Board of Directors in its sole discretion determines otherwise, it shall be the policy of the Company to declare and pay a quarterly cash dividend on each share of the Company’s Series N Non-Voting Common Stock, in the amount of $0.04 per share, commencing with the third (3rd) quarter of fiscal year 2023.  A special quarterly dividend declared for voting stock shall only create additional dividend rights in the non-voting stock to the extent it exceeds the quarterly dividend described in this dividend policy.

Limitations and Qualifications

This Policy and the declaration and payment of any dividend on any class or series of the Company’s capital stock in every instance shall be subject to and conditioned upon each of the following:

  Compliance with all terms and conditions under the Company’s articles of incorporation (including the certificate of designation relating to any then-outstanding class or series of the Company’s capital stock) and bylaws;
  Compliance with all requirements of applicable law including, without limitation, Nevada Revised Statutes 78.288 or any successor statute thereto;
  Compliance with all requirements, conditions or restrictions under any relevant contract or other obligation; and
  The business judgment of the Board of Directors and any and all facts, circumstances, contingencies or constituencies that the Board of Directors deems relevant in its sole discretion.

Review and Modification of Policy

This Policy may be reviewed, modified or terminated from time to time, in any manner and at any time, by the Board of Directors in its sole discretion.

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